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UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA

Federal Trade Commission, Plaintiff, v. LifeLock, Inc., et al., Defendants.	No. CV-10-00530-PHX-JTT [PROPOSED] STIPULATED ORDER RESOLVING FTC’S ALLEGATIONS OF CONTEMPT AND MODIFYING STIPULATED FINAL JUDGMENT AND ORDER FOR PERMANENT INJUNCTION

Plaintiff Federal Trade Commission (“FTC” or “Commission”) and defendant LifeLock, Inc. (“LifeLock”) settle and resolve all matters in dispute arising from the FTC’s Contempt action initiated against LifeLock on July 21, 2015 (DE #20), and pursuant to Federal Rule of Civil Procedure 60(b), to modify this Court’s March 15, 2010 Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief (DE #9) (“Permanent Injunction”).

FINDINGS
1.This Court entered the Permanent Injunction enjoining LifeLock from, inter alia, “misrepresenting in any manner, expressly or by implication, the means, methods, procedures, effects, effectiveness, coverage, or scope” of its identity theft protection service (Section I.A.5);
2.The Permanent Injunction enjoins LifeLock from “misrepresenting in any manner, expressly or by implication, the manner or extent to which they maintain and protect the privacy, confidentiality, or security of any personal information collected from or about consumers” (Section I.B.);

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3.The Permanent Injunction requires LifeLock to “establish and implement, and thereafter maintain, a comprehensive information security program” (Section II);
4.The Permanent Injunction further requires LifeLock to create and retain “[a]ll records and documents necessary to determine full compliance with each provision” of the Permanent Injunction (Section VIII.A.7);
5.On July 21, 2015, the Commission alleged that LifeLock violated the Permanent Injunction by: (a) failing to establish and maintain a comprehensive information security program to protect its users’ sensitive personal data, including credit card, social security, and bank account numbers; (b) falsely advertising that it protected consumers’ sensitive data with the same high-level safeguards as financial institutions; (c) failing to meet the Permanent Injunction’s recordkeeping requirements; and (d) falsely claiming it protected consumers’ identity 24/7/365 by providing alerts “as soon as” it received any indication there was a problem;

6.	LifeLock neither admits nor denies the allegations identified in Paragraph 5 above;
7.These findings constitute an appropriate change in circumstances to warrant modifying Sections VI through IX of the Permanent Injunction pursuant to Rule 60(b) of the Federal Rules of Civil Procedure; and
8.The parties have agreed to settle the Commission’s allegations with the entry of this Order.

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DEFINITIONS

1.“Affected Consumer(s)” means any person(s) who has subscribed to any LifeLock fee-based identity theft protection service, and could assert a claim arising from the types of violations alleged in Paragraph 5 of the Findings, excluding: LifeLock; any parent, subsidiary, affiliate, or controlled person of LifeLock; the officers, directors, agents, employees of LifeLock; any counsel in the Covered Class Action; and any judge or court staff presiding over the Covered Class Action or this action.
2.“Covered Class Action” means Napoleon Ebarle et al. v. LifeLock, Inc., No. 3:15- cv-258 (N.D. Cal. filed Jan. 19, 2015).
3.“Money Received” means money paid as restitution by LifeLock to Affected Consumers by check, charge-back, or other transfer of funds, to the extent:

a.	Such money was issued by LifeLock pursuant to settlement: (i) of the Covered Class Action, or (ii) with any State Attorney General’s Office entered within four (4) months from the date of this Order;

b.	Either: (i) a credit card company, bank, or other financial institution has credited the Affected Consumer’s financial account with such money, or
(ii) any such check has been cashed by the Affected Consumer; and

c.	Consumer information involved in payment of such money is handled in a manner that is consistent with the Commission’s privacy and data security standards, policies, and practices.
For the purpose of clarification, Money Received shall not include any administrative fees, attorneys’ fees, or any other amount not directly issued to an Affected Consumer, or any coupons, credits, or other consideration applicable

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towards the purchase of products or services offered by LifeLock or any other entity.

ORDER

I.PERMANENT INJUNCTION

IT IS ORDERED that the Permanent Injunction shall remain in full force and effect except Sections VI through IX of the Permanent Injunction as to LifeLock, which are replaced with Sections V through VIII below.
II.MONETARY JUDGMENT AND CONSUMER REDRESS IT IS FURTHER ORDERED that:
A.Judgment in the amount of One Hundred Million Dollars ($100,000,000) is entered in favor of the Commission against LifeLock as equitable monetary relief.

B.	LifeLock shall satisfy the judgment as follows:

1.
Pursuant to L.R. Civ. 67.1 and Fed. R. Civ. P. 67, LifeLock shall: (a) deposit One Hundred Million Dollars ($100,000,000) (“Settlement Funds”) into the Court’s Registry within five (5) business days of entry of this Order to be held in escrow for the sole purpose of distributing the funds in accordance with this Order, and (b) comply fully with all of its obligations under Section II of this Order. LifeLock is hereby authorized to deposit One Hundred Million Dollars ($100,000,000) into the Court’s Registry.

2.
If LifeLock fails to comply with Section II.B.1(a), the judgment amount of One Hundred Million Dollars ($100,000,000) shall become immediately due and payable to the Commission, and LifeLock shall not have any right

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to any credit, offset, or any other reimbursement for any Money Received by Affected Consumers as provided in this Order.
C.The Settlement Funds shall include any interest that the funds accrue while in the Court’s Registry, minus costs pursuant to L.R. Civ. 67.1.
D.The Settlement Funds shall be disbursed by motions pursuant to this Section II, if both of the following conditions are met: (1) LifeLock acts expeditiously to obtain final court approval of the settlement agreement in the Covered Class Action; and (2) all such motions are filed by the earlier of eighteen (18) months from the date of this Order or two hundred seventy
(270) days from the date of final court approval of the settlement agreement in the Covered Class Action.
E.Subject to Section II.D, LifeLock may use up to Sixty Eight Million Dollars ($68,000,000) of the Settlement Funds to fund an escrow account established in the Covered Class Action if all of the following conditions are met:

1.	LifeLock has obtained preliminary court approval of the settlement agreement in the Covered Class Action; and

2.	The agreement governing the escrow fund ensures that:

i.	All payments from the escrow account are issued directly to Affected Consumers for the sole purpose of providing consumer redress;

ii.	All payments from the escrow account either become Money Received by Affected Consumers within one hundred twenty (120) days of such payment or are returned immediately to the escrow account;

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iii.
The escrow account transfers all remaining funds, including any interest that has accrued in the escrow account, to the Commission after the expiration of the deadline for motions in Section II.D.2; and

iv.	As many Affected Consumers as reasonably practicable receive payments from the escrow fund.
F.If an agreement governing an escrow account funded pursuant to Section II.E ceases to comply with any of the criteria in Section II.E.2, or such escrow account ceases to be administered in compliance with all of the criteria in Section II.E.2, LifeLock shall immediately:
(1) deposit into the Court’s Registry as Settlement Funds the amount of money in the escrow fund immediately prior to such non-compliance, or if the Settlement Funds have already been transferred by the Court to the Commission under Section II.J, (2) pay such amount directly to the Commission.
G.Subject to Sections II.D and H through M, LifeLock shall have a right to the amount of Settlement Funds remaining in the Court’s Registry equal to: (1) Money Received by Affected Consumers, other than such Money Received that was paid out of an escrow account funded under Section II.D and compliant with Section II.D.2 at the time of issuance of payment to the Affected Consumer, plus (2) the interest accrued on such amount specified in subsection
(1) while in the Court’s Registry.

H.LifeLock shall have a right to seek disbursement of the funds identified in Section A. by motion in up to three (3) installments.

I.Under no circumstances shall LifeLock receive more than one (1) disbursement from the Settlement Funds for each payment of Money Received by Affected Consumers.

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J.     The Commission shall be entitled to all remaining Settlement Funds in the Court’s Registry: (1) upon the Court’s resolution of all motions timely filed under this Section II, or if no such timely filed motion is pending, (2) upon the expiration of the deadline for motions in Section II.D.2.
K.If any portion of the Money Received by Affected Consumers for which LifeLock received disbursement from the Settlement Funds is returned to LifeLock, LifeLock shall remit such portion to the Commission within ten (10) business days.
L.All money paid to the Commission pursuant to this Order may be deposited into a fund administered by the Commission or its designee to be used for equitable relief, including consumer redress and any attendant expenses for the administration of any redress fund. If a representative of the Commission decides that direct redress to consumers is wholly or partially impracticable or money remains after redress is completed, the Commission may apply any remaining money for such other equitable relief (including consumer information remedies) as it determines to be reasonably related to LifeLock’s practices as set forth in this Order. Any money not used for such equitable relief is to be deposited to the U.S. Treasury as disgorgement. LifeLock has no right to challenge any actions the Commission or its representatives may take pursuant to this Subsection.
M.LifeLock relinquishes dominion and all legal and equitable right, title, and interest in all assets transferred to the Court’s Registry or to the Commission pursuant to this Order, except as specified in Sections II.D through II.J.
N.Lifelock warrants and represents that as of the date it executes this Order, after giving effect to Section II, Lifelock will not: (1) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or

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because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (2) have unreasonably small capital with which to engage in its business; or (3) have incurred debts beyond its ability to pay as they become due.
O.LifeLock acknowledges that its Taxpayer Identification Numbers which it previously submitted to the Commission may be used for collecting and reporting any delinquent amount arising out of this Order, in accordance with 31 U.S.C. §7701.
P.All payments to the Commission under this Order must be made by electronic fund transfer in accordance with instructions previously provided by a representative of the Commission.

III.CUSTOMER INFORMATION

IT IS FURTHER ORDERED that LifeLock shall provide customer information requested by the Commission to enable the Commission to efficiently administer customer redress. If a representative of the Commission requests in writing any information related to redress, LifeLock must provide it, in the form prescribed by the Commission, within ten (10) days.

IV.	ENTRY OF ORDER

IT IS FURTHER ORDERED that there is no just reason for delay of entry of this Order, and the clerk shall enter this Order immediately.

V.	COMPLIANCE REPORTING

IT IS FURTHER ORDERED that, in order that compliance with the provisions of the Permanent Injunction and this Order may be monitored:
A.For a period of five (5) years from the date of entry of this Order, LifeLock shall notify the Commission of any changes in its corporate structure or any business entity that

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LifeLock directly or indirectly controls, or has ownership interest in, that may affect compliance obligations under the Permanent Injunction or this Order, including, but not limited to: incorporation or other organization; a dissolution, assignment, sale, merger, or other action; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any practices subject to the Permanent Injunction or this Order; or a change in the business name or address, at least thirty (30) days prior to such change, provided that, with respect to any proposed change in the business entity of which LifeLock learns less than thirty (30) days prior to the date such action is to take place, LifeLock shall notify the Commission as soon as practicable after obtaining such knowledge.
B.One hundred eighty (180) days after the date of entry of this Order and annually thereafter for a period of five (5) years, LifeLock shall provide a written report to the FTC, which is true and accurate and sworn to under penalty of perjury, setting forth in detail the manner and form in which it has complied and is complying with the Permanent Injunction and this Order. This report shall include, but not be limited to: (1) a copy of each acknowledgement of receipt of the Permanent Injunction and this Order obtained pursuant to the Section titled “Distribution of Order;” and (2) any other changes required to be reported under Subsection A of this Section.
C.LifeLock shall notify the Commission of the filing of any bankruptcy petition, insolvency proceeding, or similar proceeding within fifteen (15) days of its filing. Unless directed otherwise by a Commission representative in writing, all submissions to the Commission pursuant to this Order must be emailed to DEbrief@ftc.gov or sent by overnight courier (not the U.S. Postal Service) to: Associate Director for Enforcement, Bureau of

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Consumer Protection, Federal Trade Commission, 600 Pennsylvania Avenue, NW, Washington, DC 20580. The subject line must begin: FTC v. LifeLock, Inc., X100023.

VI.	COMPLIANCE MONITORING

IT IS FURTHER ORDERED that, for the purpose of monitoring LifeLock’s compliance with the Permanent Injunction and this Order:
A.Within fourteen (14) days of receipt of written notice from a representative of the Commission, LifeLock shall submit additional written reports or other requested information, which are true and accurate and sworn to under penalty of perjury; produce documents for inspection and copying; appear for deposition; and provide entry during normal business hours to any business location in LifeLock’s possession or direct or indirect control to inspect the business operation;
B.In addition, the Commission is authorized to use all other lawful means, including but not limited to:

1.
Obtaining discovery from any person, without further leave of court, using any of the procedures prescribed by Federal Rules of Civil Procedure 29, 30 (including telephonic depositions), 31, 33, 34, 36, 45, and 69;

2.	Posing as consumers and suppliers to LifeLock, their employees, or any other entity managed or controlled in whole or in part by LifeLock without the necessity of identification or prior notice;
C.LifeLock shall permit representatives of the Commission to interview any employer, consultant, independent contractor, representative, agent or employee who has agreed to such an interview, relating in any way to any conduct subject to the Permanent Injunction or this Order. The person interviewed may have counsel present; and

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D.Nothing in this Order limits the Commission’s lawful use of compulsory process, pursuant to Sections 9 and 20 of the FTC Act, 15 U.S.C. §§ 49, 57b-1, to obtain any documentary material, tangible things, testimony, or information relevant to unfair or deceptive acts or practices in or affecting commerce (within the meaning of 15 U.S.C. § 45(a)(1)).
VII.RECORD KEEPING PROVISIONS
IT IS FURTHER ORDERED that:
LifeLock is hereby restrained and enjoined from failing to create and retain the following records for the following periods:
A.For a period of thirteen (13) years from the date of entry of the Permanent Injunction, the following records in connection with the sale or provision of products or services related to identity theft:

1.	Accounting records that reflect the cost of goods or services sold, revenues generated, and the distribution of such revenues;

2.
Personnel records accurately reflecting: the name, address, and telephone number of each person employed in any capacity by such business, including as an independent contractor; that person’s job title or position; the date upon which the person commenced work; and the date and reason for the person’s termination, if applicable;

3.
Consumer files containing the names, addresses, phone numbers, dollar amounts paid, quantity of items or services purchased, and description of items or services purchased, to the extent such information is obtained in the ordinary course of business;

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4.	Complaints and refund requests (whether received directly, indirectly, or through any third party) and any responses to those complaints and requests;

5.	Copies of all sales scripts, training materials, advertisements, or other marketing materials;

6.	Any documents, whether prepared by or on behalf of LifeLock, that contradict, qualify or call into question LifeLock’s compliance with Sections I, II, and III of the Permanent Injunction; and

7.
All records and documents necessary to demonstrate full compliance with each provision of the Permanent Injunction and this Order, including but not limited to, copies of acknowledgments of receipt required by the Permanent Injunction and this Order, all reports submitted to the FTC pursuant to the Section of this Order titled “Compliance Reporting.”

B.For a period of three (3) years after the date of preparation of each Assessment required under the Section of the Permanent Injunction titled “Biennial Assessment Requirements”: All materials relied upon to prepare the Assessment, whether prepared by or on behalf of LifeLock, including but not limited to all plans, reports, studies, reviews, audits, audit trails, policies, training materials, and assessments, and any other materials relating to LifeLock’s compliance with the Section of the Permanent Injunction titled “Biennial Assessment Requirements.”
C.For a period of five (5) years from the date of entry of this Order, records and documents sufficient to provide all material facts regarding Money Received by Affected Consumers and the administration of the escrow account funded under Section II.E, including

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but not limited to: (1) identity of each Affected Consumer who received a payment, (2) the amount of each payment, (3) the manner in which LifeLock issued each payment, (4) the date of each payment, (5) evidence that each payment was credited to an Affected Consumer’s financial account or was otherwise cashed, and (6) all escrow account activity and balances.
VIII.DISTRIBUTION OF ORDER
IT IS FURTHER ORDERED that:
For a period of five (5) years from the date of entry of this Order, LifeLock shall deliver copies of the Permanent Injunction and this Order as directed below:
A.LifeLock must deliver a copy of the Permanent Injunction and this Order to: (1) all of its principals, officers, directors, and managers; (2) all of its employees, agents, and representatives who engage in conduct related to the subject matter of the Permanent Injunction and this Order; and (3) any business entity resulting from any change in structure set forth in Subsection A of the Section of this Order titled “Compliance Reporting.” For current personnel, delivery shall occur within seven (7) days of entry of this Order. For all others, delivery shall occur prior to them assuming their responsibilities. For any business entity resulting from any change in structure set forth in Subsection A of the Section of this Order titled “Compliance Reporting,” delivery shall be at least ten (10) days prior to the change in structure.
B.LifeLock must secure a signed and dated statement acknowledging receipt of the Permanent Injunction and this Order, within thirty (30) days of delivery, from all persons receiving a copy of the Permanent Injunction and this Order pursuant to this Section.

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IX.	ACKNOWLEDGEMENT OF RECEIPT OF THIS ORDER

IT IS FURTHER ORDERED that LifeLock, within five (5) business days of receipt of this Order as entered by the Court, must submit to the Commission a truthful sworn statement acknowledging receipt of this Order.

X.	RETENTION OF JURISDICTION

IT IS FURTHER ORDERED that the Court shall continue to retain jurisdiction of this matter for all purposes.
IT IS SO ORDERED, this day of 2015.

U.S. District Judge
United States District Court for the
District of Arizona

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STIPULATED AND AGREED TO BY:

FOR DEFENDANT LIFELOCK:

/s/ Todd Davis             /s/ David Boies
Richard Todd Davis                    David Boies
Chief Executive Officer, LifeLock, Inc.        Boies, Schiller & Flexner LLP
333 Main Street
Armonk, NY 10504
(914) 749-8200 (telephone)
(914) 749-8300 (facsimile)
dboies@bsfllp.com
Counsel for LifeLock, Inc.

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FOR PLAINTIFF FEDERAL TRADE COMMISSION

/s/ Gregory J. Madden

Gregory J. Madden
Elisa Jillson
Hong Park
Federal Trade Commission
600 Pennsylvania Ave, NW
Mail Drop CC-9528
Washington , DC 20580
(202) 326-2426 (Madden)
(202) 326-3197 (facsimile) gmadden@ftc.gov